Exhibit 99.(14)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Advanced Series Trust:

We consent to the use of our report dated February 12, 2020, with respect to the financial statements and financial highlights of AST Emerging Markets Equity Portfolio (formerly AST Parametric Emerging Markets Equity Portfolio) and AST AQR Emerging Markets Equity Portfolio, two of the portfolios comprising Advanced Series Trust, as of December 31, 2019, and for the respective years or periods presented therein, each incorporated by reference herein. We also consent to the references to our firm under the heading “Financial Highlights” in the prospectus/proxy statement.

New York, New York
April 30, 2020